Exhibit 99.1

News Release

Media contact:
David Thompson, 678 315 9493
dave.thompson@mirant.com

Investor relations contact:	September 7, 2005
Cameron Bready, 678 579 7742
cameron.bready@mirant.com

Stockholder inquiries:
678 579 7777

Mirant Reaches Agreement
With Committees and Other Creditors on Terms of
Chapter 11 Plan

Term sheet paves way for company’s emergence from bankruptcy

ATLANTA, GA – Mirant Corporation (Pink Sheets: MIRKQ) announced today that it has reached an agreement with a number of the key constituencies in its Chapter 11 case regarding the terms upon which it will emerge from bankruptcy protection.

The deal sets forth the modifications that Mirant will make to its currently pending Plan of Reorganization (POR) filed in March of this year, and the terms on which the constituencies will support and recommend the amended POR’s confirmation.

Parties to the accord include the company, all three of the statutory committees appointed to represent creditors and stockholders in the Chapter 11 case (the Mirant Creditors’ Committee, the Mirant Americas Generation, LLC (MAG) Creditors’ Committee and the Mirant Equityholders’ Committee), and Phoenix Partners, acting as an ad hoc representative of the holders of the Mirant Trust I subordinated trust preferred securities. An ad hoc committee comprised of Mirant bondholders also announced their support for the arrangement.

“This agreement marks a major step forward in the company’s reorganization effort and is the product of a recent round of intense negotiations between the company and its statutory committees,” said M. Michele Burns, Mirant’s chief restructuring officer and chief financial officer. “The deal now permits Mirant’s constituencies to put their differences behind them and work together to bring the business out of Chapter 11 quickly and on terms that will clearly maximize the recovery of all stakeholders.”

“Although much remains to be done and there are a number of important matters that still need to be addressed, such as outstanding litigation, we are pleased that the momentum around the company’s exit from Chapter 11 is finally starting to build,” said Burns.

Importantly, the Mirant Plan Term Sheet sets forth the financial terms on which the value of the Mirant enterprise will be shared among the company’s stakeholders. The Term Sheet affirms that all MAG debt obligations will be satisfied in full and that MAG’s $1.7 billion of long-term debt will be reinstated.  The accord clarifies the company’s current intention to satisfy MAG’s approximately $1.5 billion of short-term debt and other obligations with common stock in the reorganized parent company for 10 percent of the amount owed with the balance to be paid in cash.  Although the company plans to raise the cash through a proposed $1.35 billion capital markets financing at its exit from Chapter 11, it still reserves the right to issue new notes directly to the creditors for this portion of their claims.  The Term Sheet also specifies the methodology for calculating the amount of interest that accrued on all MAG debt during the pendency of the Chapter 11 case and provides details regarding various credit support mechanisms to be provided under the POR by the reorganized parent company for the benefit of MAG.

Under the POR, as it is to be amended, approximately $6.5 billion of unsecured debt and obligations at the parent level will be exchanged for 96.25 percent of the remaining common stock (exclusive of the above-noted MAG shares and shares reserved for employee programs under the POR).  This includes an agreed-upon participation by Mirant’s subordinated trust preferred securities, which will receive 3.5 percent of the common stock (excluding the MAG and employee shares) and warrants entitling the holders to purchase 5 percent of the new common stock issued under the POR, exclusive of employee shares.  The remaining common stock (3.75 percent excluding the MAG and employee shares) will go to the company’s current shareholders.  The shareholders will also receive warrants to purchase an additional 10 percent of the common stock of the company.

The Term Sheet also specifies that recoveries on the company’s avoidance actions (including the action against Mirant’s former parent, Southern Company) will trigger payments to be shared by Mirant’s former creditors and shareholders on a 50/50 basis.

As part of the terms of the agreement, and upon the approval by the Bankruptcy Court of the Amended Disclosure Statement, Mr. Edward Muller, the former CEO of Southern California Edison’s merchant energy subsidiary, Edison Mission, will be elected to the board of directors of Mirant and named chairman. Mirant will also request that the Court approve an employment agreement with Mr. Muller as chief executive officer.  He will replace Mr. A.W. (“Bill”) Dahlberg, who has served as chairman of Mirant’s board of directors since 2000, and Ms. Marce Fuller, who has served as Mirant’s president and chief executive officer since 1999.

The agreement also provides that a new board of directors will be formed consisting of Mr. Muller, Mr. A.D. (“Pete”) Correll (a current board member), six independent members selected jointly by the company and the Mirant Creditors’ Committee, and one independent member to be chosen through a joint selection process with the Mirant Equity Committee.

As a result of the agreement, Mirant and the committees asked United States Bankruptcy Judge D. Michael Lynn, who has presided over the case since its filing in July, 2003, to stop work related to the ongoing valuation dispute in the case and schedule a hearing to approve the company’s soon-to-be amended disclosure statement for September 28, 2005.

“In granting the parties’ request, the Judge praised the parties for their efforts in developing the terms of a consensual plan and indicated his willingness to drive a schedule that would make it possible for the company to exit Chapter 11 by year-end,” said Thomas E. Lauria of White & Case, LLP, Mirant’s lead counsel in its bankruptcy case.

Mirant will file the Mirant Plan Term Sheet on Form 8-K with the Securities and Exchange Commission. The term sheet contains the specific details of the agreement and will be  available at www.mirant.com.

Mirant is a competitive energy company that produces and sells electricity in the United States, the Caribbean, and the Philippines. Mirant owns or leases more than 18,000 megawatts of electric generating capacity globally. The company operates an asset management and energy marketing organization from its headquarters in Atlanta. For more information, please visit www.mirant.com.

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Caution regarding forward-looking statements:

Some of the statements included herein involve forward-looking information. Mirant cautions that these statements involve known and unknown risks and that there can be no assurance that such results will occur. There are various important factors that could cause actual results to differ materially from those indicated in the forward- looking statements, such as, but not limited to, (i) legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the electric utility industry; changes in state, federal and other regulations (including rate regulations); changes in, or changes in the application of, environmental and other laws and regulations to which Mirant and its subsidiaries and affiliates are or could become subject; (ii) the failure of Mirant’s assets to perform as expected; (iii) Mirant’s pursuit of potential business strategies, including the disposition or utilization of assets; (iv) changes in market conditions, including developments in energy and commodity supply, demand, volume and pricing or the extent and timing of the entry of additional competition in the markets of Mirant or Mirant’s subsidiaries and affiliates; (v) market volatility or other market conditions that could increase Mirant’s obligations to post collateral beyond amounts which are expected; (vi) Mirant’s inability to access effectively the over-the-counter and exchange-based commodity markets or changes in commodity market liquidity or other commodity market conditions, which may affect Mirant’s ability to engage in asset hedging and optimization activities as expected; (vii) Mirant’s ability to borrow additional funds and access capital markets; (viii) weather and other natural phenomena, war, terrorist activities or the occurrence of a catastrophic loss; (ix) deterioration in the financial condition of Mirant’s customers or counterparties and the resulting failure to pay amounts owed to Mirant or to perform obligations or services due to Mirant; (x) volatility in Mirant’s gross margin as a result of its accounting for financial instruments used in its asset management activities and volatility in its cash flow from operations resulting from working capital requirements, including collateral, to support its asset management activities; (xi) Mirant’s ability to enter into intermediate and long-term contracts to sell power and procure fuel on terms and prices acceptable to it; (xii) the inability of Mirant’s operating subsidiaries to generate sufficient cash flow and Mirant’s inability to access that cash flow to enable it to make debt service and other payments; (xiii) Mirant’s substantial consolidated indebtedness and the possibility that Mirant and its subsidiaries may incur additional indebtedness in the future; (xiv) restrictions on the ability of Mirant’s subsidiaries to pay dividends, make distributions or otherwise transfer funds to Mirant, including restrictions on Mirant Mid-Atlantic, LLC contained in its leveraged lease financing arrangements; (xv) the disposition of the pending litigation described in Mirant’s filings with the Securities and

Exchange Commission; (xvi) the actions and decisions of Mirant’s creditors and of other third parties with interests in the voluntary petitions for reorganization filed on July 14, 2003, July 15, 2003, August 18, 2003, October 3, 2003 and November 18, 2003, by Mirant Corporation and substantially all of its wholly-owned and certain non-wholly-owned U.S. subsidiaries under Chapter 11; (xvii) the effects of the Chapter 11 proceedings on Mirant’s liquidity and results of operations; (xviii ) the instructions, orders and decisions of the Bankruptcy Court and other effects of legal and administrative proceedings, settlements, investigations and claims; (xix) Mirant’s ability to satisfy the conditions precedent to the effectiveness of the proposed POR, including the ability to secure the necessary financing commitments; (xx) Mirant’s ability to successfully reject unfavorable contracts; (xxi) the disposition of unliquidated claims against Mirant;; (xxii) the effects of changes in Mirant’s organizational structure in conjunction with its emergence from Chapter 11 protection; (xxiii) the duration of Mirant’s Chapter 11 proceedings; and (xxiv) other factors discussed in Mirant’s Annual Report on Form 10-K for the year ended December 31, 2004 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 filed with the Securities and Exchange Commission. Bankruptcy law does not permit solicitation of acceptances or rejections of the Plan until the Bankruptcy Court approves the Disclosure Statement relating to the Plan as providing adequate information of a kind, and in sufficient detail, as far as is reasonably practicable in light of the nature and history of the debtors and the condition of the debtors’ books and records, that would enable a hypothetical reasonable investor typical of the holder of claims or interests of the relevant class to make an informed judgment about the Plan. Neither the Plan nor the Disclosure Statement has been approved by the Bankruptcy Court as containing adequate information under the Bankruptcy Code for use in solicitation of acceptances or rejections of the Plan. Accordingly, neither the term sheet nor this press release is intended to be, nor should they in any way be construed as, a solicitation of votes on the Plan. The information contained in the Disclosure Statement currently on file with the Bankruptcy Court should not be relied on for any purpose before a determination by the Bankruptcy Court that the Disclosure Statement contains adequate information.